Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221502

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.150% Notes due 2024	$600,000,000	99.762%	$598,572,000	$74,522.21

(1)	Calculated in accordance with Rule 457(r) and Rule 457(o) under the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated November 13, 2017)

$600,000,000

Avangrid, Inc.

3.150% Notes due 2024

We are offering $600,000,000 aggregate principal amount of our 3.150% Notes due 2024 (the “Notes”). We will pay interest on the Notes semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2018. The Notes will mature on December 1, 2024.

We may redeem some or all of the Notes at any time and from time to time at the applicable redemption price described under the heading “Description of the Notes—Optional Redemption.” The Notes will be our direct unsecured and unsubordinated obligations ranking equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

Investing in the Notes involves risks. You should consider carefully the risk factors beginning on page S-11 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2016.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price (1)	Underwriting Discount	Proceeds, Before Expenses, to Us (1)
Per Note	99.762%	0.625%	99.137%
Total	$598,572,000	$3,750,000	$594,822,000

(1)	Plus accrued interest, if any, from November 21, 2017, if settlement occurs after that date.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. The underwriters named below expect to deliver the Notes to purchasers in book-entry form through The Depository Trust Company and its participants, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, S.A. on or about November 21, 2017. This settlement date may affect trading of the Notes. See “Underwriting.”

Joint Book-Running Managers

BBVA Green Structuring Agent	BNP PARIBAS	Citigroup	Wells Fargo Securities

Deutsche Bank Securities	Drexel Hamilton	The Williams Capital Group, L.P.

The date of this prospectus supplement is November 16, 2017.

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of the dates of those respective documents. Our business, financial condition, results of operations and cash flows may have changed since those dates.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes offered hereby. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering of Notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document.

When used in this prospectus supplement, the terms “Avangrid,” “we,” “our” and “us” mean, unless the context otherwise indicates, Avangrid, Inc. and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “future,” “would,” “could,” “predicts,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition of the business and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation:

•	our future financial performance, anticipated liquidity and capital expenditures;

•	actions or inactions of local, state or federal regulatory agencies;

•	success in retaining or recruiting our officers, key employees or directors;

•	changes in levels or timing of capital expenditures;

•	adverse developments in general market, business, economic, labor, regulatory and political conditions;

•	fluctuations in weather patterns;

•	technological developments;

•	the impact of any cyber-breaches, grid disturbances, acts of war or terrorism or natural disasters;

•	the impact of any change to applicable laws and regulations affecting operations, including those relating to environmental and climate change, taxes, price controls, regulatory approvals and permitting; and

•	other presently unknown or unforeseen factors.

Additional risks and uncertainties are set forth under the “Risk Factors” section of this prospectus supplement. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Gross Margin

We have included certain non-GAAP financial measures in this prospectus supplement, including adjusted EBITDA and adjusted gross margin. We use these non-GAAP financial measures, in addition to U.S. generally accepted accounting principles (“GAAP”) measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries by eliminating the impact of financing and certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We define adjusted EBITDA as net income attributable to us, adding back net income attributable to noncontrolling interests, income tax expense, depreciation, amortization, impairment of non-current assets and interest expense, net of capitalization, and then subtracting other income and earnings from equity method investments. We also define adjusted gross margin as adjusted EBITDA, adding back operations and maintenance expense and taxes other than income taxes and then subtracting transmission wheeling expense. Adjusted EBITDA and adjusted gross margin are presented before excluding restructuring charges, gain on the sale of equity method and other investment, impairment of investment, impact from mark-to-market activities in Renewables and gas storage business, and before adjustments to reflect the classification of revenues and expenses by nature. The most directly comparable GAAP measure to adjusted EBITDA and adjusted gross margin is net income.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to us, and should be considered only as a supplement to our GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies and have limitations as analytical tools. For more information, see “Summary Historical Financial and Operating Information” and our financial statements and related notes incorporated by reference in this prospectus supplement. See “Incorporation by Reference.”

SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-11 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing the Notes.

The Company

Avangrid is a New York corporation headquartered in Orange, Connecticut. We are a diversified energy and utility company with approximately $32 billion in assets as of September 30, 2017 and operations in 27 states. We operate regulated utilities and electricity generation through two primary lines of business: Avangrid Networks, Inc. (“Networks”) and Avangrid Renewables, LLC (“Renewables”). Networks is comprised of eight electric and natural gas utilities, serving approximately 3.2 million customers in New York and New England as of September 30, 2017. Renewables operates 6.6 gigawatts of electricity capacity, primarily through wind power, with presence in 22 states across the United States. We had approximately 6,800 employees as of September 30, 2017. We were formed by a merger between Iberdrola USA, Inc. and UIL Holdings Corporation (“UIL”) in 2015. Iberdrola S.A., a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, a worldwide leader in the energy industry, is our controlling shareholder and directly owns 81.5% of our outstanding shares of common stock.

Through Networks, we own electric generation, transmission and distribution companies and natural gas distribution, transportation and sales companies in New York, Maine, Connecticut and Massachusetts, delivering electricity to approximately 2.2 million electric utility customers and delivering natural gas to approximately 1.0 million natural gas public utility customers as of September 30, 2017.

Networks, a Maine corporation, holds our regulated utility businesses, including electric transmission and distribution and natural gas distribution, transportation and sales. Networks serves as a super-regional energy services and delivery company through eight regulated utilities it owns directly:

•	New York State Electric & Gas Corporation, which serves electric and natural gas customers across more than 40% of the upstate New York geographic area;

•	Rochester Gas and Electric Corporation, which serves electric and natural gas customers within a nine-county region in western New York, centered around Rochester;

•	The United Illuminating Company, which serves electric customers in southwestern Connecticut;

•	Central Maine Power Company, which serves electric customers in central and southern Maine;

•	The Southern Connecticut Gas Company, which serves natural gas customers in Connecticut;

•	Connecticut Natural Gas Corporation, which serves natural gas customers in Connecticut;

•	The Berkshire Gas Company, which serves natural gas customers in western Massachusetts; and

•	Maine Natural Gas Corporation, which serves natural gas customers in several communities in central and southern Maine.

Through Renewables, we had a combined wind, solar and thermal installed capacity of 6,716 megawatts, or MW, as of September 30, 2017, including Renewables’ share of joint projects, of which 6,031 MW was installed wind capacity. Approximately 66% of the capacity was contracted as of September 30, 2017, for an average period of 8.4 years. Being among the top three largest wind operators in the United States based on installed capacity as of September 30, 2017, Renewables strives to lead the transformation of the U.S. energy industry to a competitive, clean energy future. Renewables currently operates 55 wind farms in 20 states across the United States.

Our principal executive offices are located at 180 Marsh Hill Road, Orange, Connecticut 06477, and our telephone number is (207) 629-1200.

THE OFFERING

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the Notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of the Debt Securities” in the accompanying prospectus.

Issuer	Avangrid, Inc.

Securities Offered	$600,000,000 aggregate principal amount of 3.150% Notes due 2024.

Maturity Date	The Notes will mature on December 1, 2024.

Interest Rate	The Notes will bear interest at 3.150% per year.

Interest Payment Dates	Interest on the Notes will be payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2018. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance.

Ranking	The Notes will be our direct unsecured and unsubordinated obligations ranking equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. As of September 30, 2017, the outstanding unsecured and unsubordinated indebtedness at Avangrid was approximately $466.6 million.

The Notes are structurally subordinated to all existing and future obligations at our subsidiaries. As of September 30, 2017, our subsidiaries had approximately $4.6 billion of indebtedness and other liabilities outstanding.

Optional Redemption	We may redeem some or all of the Notes at any time and from time to time at the applicable redemption price described under the heading “Description of the Notes—Optional Redemption.”

Further Issuances	We may, without the consent of holders of the Notes, issue additional Notes as described under the heading “Description of the Notes—Additional Notes.” Any such additional Notes will have the same terms and conditions as the Notes, except for the issue date, the issue price and the initial interest payment date, as applicable. Any such additional Notes will be consolidated with and form a single series with the Notes being offered by this prospectus supplement. Such additional Notes will not bear the same CUSIP number as the Notes, unless such additional Notes are issued in a “qualified reopening” for U.S. federal income tax purposes or such additional Notes are part of the same issue as the Notes for U.S. federal income tax purposes.

Use of Proceeds	We intend to use the net proceeds from sale of the Notes, which we estimate will be approximately $593.9 million, after deducting the underwriting discount and our offering expenses, to finance and/or refinance, in whole or in part, one or more Eligible Projects (as defined in this prospectus supplement) as described under “Use of Proceeds.”

Form of Notes	We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as described under the heading “Description of the Notes—Book-Entry System.”

Governing Law	The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	Investing in the Notes involves risks. You should consider carefully the risk factors beginning on page S-11 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2016.

Trading	The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any market-making with respect to the Notes may be discontinued, in their sole discretion, at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes. See “Underwriting.”

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION

The following table sets forth our summary consolidated financial information as of and for the periods ended on the dates indicated below. We have derived the summary consolidated financial information as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus supplement. The summary consolidated balance sheet information as of December 31, 2014 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is not included or incorporated by reference into this prospectus supplement.

The summary consolidated statement of operations data, other financial information for the nine-month period ended September 30, 2017, and the summary consolidated balance sheet information as of September 30, 2017, have been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated by reference into this prospectus supplement. Our unaudited financial statements were prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair statement of the information set forth therein.

The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements incorporated by reference into this prospectus supplement. See “Incorporation by Reference.”

	Nine Months Ended September 30,		Year Ended December 31,
	2017 (unaudited)	2016 (unaudited)	2016	2015	2014
	(in millions)
Consolidated Statements of Income Data:
Operating Revenues	$4,430	$4,527	$6,018	$4,367	$4,594

Operating Expenses:
Purchased power, natural gas and fuel used	957	961	1,286	972	1,181
Operations and maintenance	1,633	1,662	2,206	1,808	1,560
Impairment of non-current assets	—	—	—	12	25
Depreciation and amortization	608	621	804	695	629
Taxes other than income taxes	422	395	528	367	314

Total Operating Expenses	3,620	3,639	4,824	3,854	3,709

Operating Income	810	888	1,194	513	885

Other Income and (Expense)
Other income	35	72	76	55	52
Earnings from equity method investments	3	4	7	—	12
Interest expense, net of capitalization	(210)	(212)	(268)	(267)	(243)

Income Before Income Tax	638	752	1,009	301	706
Income tax expense	179	329	379	34	282

Net Income	459	423	630	267	424
Less: Net income attributable to noncontrolling interests	1	—	—	—	—

Net Income Attributable to Avangrid, Inc.	$458	$423	$630	$267	$424

	Nine Months Ended September 30,		Year Ended December 31,
	2017 (unaudited)	2016 (unaudited)	2016	2015	2014
	(in millions)
Other Financial Information:
Net cash provided by operating activities	$1,322	$1,214	$1,561	$1,363	$1,331
Net cash used in investing activities	$(1,667)	$(865)	$(1,527)	$(1,518)	$(888)
Net cash provided by (used in) financing activities	$283	$(596)	$(372)	$102	$(180)
Adjusted EBITDA(1)	$1,418	$1,509	$1,998	$1,220	$1,539
Adjusted gross margin(1)	$3,266	$3,371	$4,472	$3,246	$3,270

	As of September 30,	As of December 31,
	2017 (unaudited)	2016	2015	2014
	(in millions)
Consolidated Balance Sheets Information:
Cash and cash equivalents	$27	$91	$427	$482
Total assets	$31,921	$31,309	$30,743	$24,162
Total debt	$5,034	$4,859	$4,736	$2,637
Total liabilities	$16,704	$16,187	$15,677	$11,685
Total equity	$15,217	$15,122	$15,066	$12,477

(1)	Adjusted EBITDA is defined as net income attributable to us, adding back net income attributable to noncontrolling interests, income tax expense, depreciation, amortization, impairment of non-current assets and interest expense, net of capitalization, and then subtracting other income and earnings from equity method investments. Adjusted gross margin is defined as adjusted EBITDA, adding back operations and maintenance expense and taxes other than income taxes and then subtracting transmission wheeling expense. See “Non-GAAP Financial Measures.” A reconciliation of adjusted EBITDA and adjusted gross margin to net income attributable to us is provided below.

	Nine Months Ended September 30,		Year Ended December 31,
	(in millions)
	2017 (unaudited)	2016 (unaudited)	2016	2015	2014
Net income Attributable to Avangrid, Inc.	$458	$423	$630	$267	$424

Add: Net income attributable to noncontrolling interests	1	—	—	—	—
Add: Income tax expense	179	329	379	34	282
Depreciation and amortization	608	621	804	695	629
Impairment of non-current assets	—	—	—	12	25
Interest expense, net of capitalization	210	212	268	267	243
Less: Other income	35	72	76	55	52
Earnings from Equity method investments	3	4	7	—	12

Adjusted EBITDA(a)	$1,418	$1,509	$1,998	$1,220	$1,539

Add: Operations and maintenance(b)	1,633	1,662	2,206	1,808	1,560
Taxes other than income taxes	422	395	528	367	314
Less: Transmission wheeling(b)	207	195	260	149	143

Adjusted gross margin(a)	$3,266	$3,371	$4,472	$3,246	$3,270

(a)	Adjusted EBITDA and adjusted gross margin are non-GAAP financial measures and are presented before excluding restructuring charges, gain on the sale of equity method and other investment, impairment of investment, impact from mark-to-market activities in Renewables and gas storage business, and before adjustments to reflect the classification of revenues and expenses by nature. For additional details of these adjustments and reconciliation of net income to adjusted EBITDA and adjusted gross margin that reflect these adjustments see our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.
(b)	Transmission wheeling is a component of operations and maintenance expense and is considered a component of adjusted gross margin because it is directly associated with the power supply costs included in the cost of sales.

RISK FACTORS

An investment in the Notes involves risks, including risks inherent in our business. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, which Annual Report on Form 10-K is incorporated by reference in this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In any such case, you could lose all or part of your investment.

Risks Relating to the Notes

The Notes are structurally subordinated to the liabilities of our subsidiaries.

The Notes will be our direct unsecured and unsubordinated obligations exclusively and not of any of our subsidiaries. We are a holding company that derives substantially all of our income from our subsidiaries and, as such, we have no revenue-generating operations of our own. As a result, we depend on dividends and distributions from our subsidiaries to meet our payment obligations under any debt securities, including the Notes. Our subsidiaries are separate and distinct legal entities that have no obligation to pay any amounts due under the Notes or to make any funds available therefore, whether by dividends or otherwise. Our regulated utilities are restricted by regulatory decision from paying us dividends unless a minimum equity-to-total capital ratio is maintained. The future enactment of laws or regulations may prohibit or further restrict the ability of our subsidiaries to pay upstream dividends or to repay funds. In addition, our subsidiaries could agree to contractual restrictions on their ability to make distributions.

All claims of creditors of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Notes). Consequently, the Notes will be effectively subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us. As of September 30, 2017, our subsidiaries had approximately $4.6 billion of indebtedness and other liabilities outstanding.

The indenture governing the Notes does not contain financial covenants and will not protect you in the event of a highly leveraged transaction.

The terms of the Notes will not afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries.

The indenture for the Notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Notes in the event we experience significant adverse changes in our financial condition;

•	limit our ability to incur indebtedness (other than certain limitations on incurrence of liens by us or our Significant Subsidiaries to secure indebtedness as described under the heading “Description of the Notes—Certain Covenants—Restrictions on Liens”), or to engage in sale/leaseback transactions;

•	restrict our subsidiaries’ ability to incur indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the Notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

Active trading markets for the Notes may not develop.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. We cannot assure you trading markets for the Notes will develop or of the ability of holders of the Notes to sell their Notes or of the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any market-making with respect to the Notes may be discontinued, in their sole discretion, at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes. If no active trading markets develop, you may be unable to resell the Notes at their fair market value or at all.

The market prices of the Notes may be volatile.

The market prices of the Notes will depend on many factors, including, but not limited to, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the time remaining until maturity of the Notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The market price of the Notes may also be impacted by any failure by us to use the net proceeds from the Notes on Eligible Projects (as defined below) or to meet or continue to meet the investment requirements of certain environmentally focused investors with respect to the Notes. Although we have agreed to certain reporting obligations as described under “Use of Proceeds,” it will not be an event of default under the indenture if we fail to comply with such obligations.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the Notes.

The Notes may not be a suitable investment for all investors seeking exposure to green assets.

In connection with this offering, a second party opinion from an outside consultant regarding our green bond framework has been made publicly available. The examples of projects in “Use of Proceeds” are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by us with the proceeds from the Notes. There can be no assurance that the projects funded with the proceeds from the Notes will meet investor expectations regarding sustainability performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects or the projects may become controversial or criticized by activist groups or other stakeholders.

Our credit ratings may not reflect all risks of your investment in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of all risks relating to the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $593.9 million, after deducting the underwriting discount as described in “Underwriting” and estimated expenses of the offering payable by us. An amount equal to such net proceeds will be used to finance and/or refinance, in whole or in part, one or more Eligible Projects (as defined below) in the United States, including (i) investment in the construction and development of onshore and offshore wind and photovoltaic and concentrated solar power solar renewable electricity production units and (ii) investment in transmission and distribution networks projects having the purpose of connecting renewable energy sources or reducing greenhouse gas emissions through installation of equipment that will improve system efficiency or energy use management (e.g., automated metering or transmission built for the purpose of connecting renewable generation resources).

“Eligible Projects” means projects that meet the Eligibility Criteria (as defined below), including the development or implementation of new and ongoing Eligible Projects.

“Eligibility Criteria” means all of the following:

•	the project will deliver measureable contributions toward our focus on reducing emissions intensity, building an affordable and clean energy supply and acting for the climate, as determined by an environmental risk assessment;

•	the project, or portions thereof, will not be encumbered by third party financing or currently allocated to another green financing instrument issued by us or our subsidiaries or affiliates or by our controlling shareholder, Iberdrola S.A., or its affiliates;

•	the project is already in operation, or expected to be in operation within 24 months, of the date of issuance of the Notes, and the project’s expected life extends beyond maturity of the Notes;

•	the project has undergone an assessment to ensure that the development, construction and operation have been, and are being carried out, in accordance with our corporate governance and regulatory policies, social responsibility policies, and compliance policies; and

•	the project cannot result in litigation or material regulatory sanctions or fines.

The “Green Bond Principles” are a set of voluntary guidelines for the issuance of green bonds developed by a committee made up of issuers, investors and intermediaries in the green bond market and are intended to promote integrity in the green bond market through guidelines that recommend transparency, disclosure and reporting. The Green Bond Principles have four components:

•	use of proceeds for qualifying projects with environmentally sustainable benefits;

•	disclosure and use of a process for project evaluation and selection;

•	management of proceeds through a formal process to ensure they are allocated to qualifying projects; and

•	reporting on the use of proceeds, including on the projects for which funds have been used and their expected environmentally sustainable impacts.

We anticipate that the use of net proceeds from the sale of the Notes will be in alignment with the Green Bond Principles, and we expect to apply the relevant requirements in the management of our use of proceeds as appropriate. We worked with an outside consultant with recognized expertise in environmental, social, and governance research and analysis to (i) assess our Eligibility Criteria and processes for alignment with the Green Bond Principles, and (ii) obtain and make publicly available a second party opinion from such consultant in respect of compliance with such criteria.

Process for Project Evaluation and Selection

Our green financing committee, as disclosed in our sustainability report, will assess and determine project eligibility and recommend an allocation of proceeds to Eligible Projects. The green financing committee will monitor the selected Eligible Projects for continuing eligibility and will annually certify eligibility prior to the production of our sustainability report. Should a project fail one or more of the Eligibility Criteria, the green financing committee will identify an alternative Eligible Project. The green financing committee intends to recommend the net proceeds from the sale of the Notes be used to reimburse the Company for expenditures made to (i) construct a 208 MW wind farm in North Carolina that was placed in service between December 2016 and February 2017, and (ii) to purchase a 56 MW solar farm in Oregon that was placed in service in October 2017. To the extent the net proceeds from the sale of the Notes exceed the expenditures on these projects, the remaining net proceeds will be used to finance and/or refinance additional Eligible Projects selected by the green financing committee.

Management of Proceeds

Pending allocation of the net proceeds from the sale of the Notes to Eligible Projects, we may temporarily invest an amount equal to the balance of such net proceeds in liquid short-term investments, such as cash, cash equivalents and/or U.S. treasury securities. We intend to allocate the net proceeds from the sales of the Notes to one or more Eligible Projects within 24 months of the date of issuance.

Reporting

During the term of the Notes, we will publish in our annual sustainability report, available on the sustainability section of our website at www.avangrid.com, the Eligible Projects to which the net proceeds from the sale of Notes are allocated and certain identifying characteristics thereof, including verification from an independent consultant that the net proceeds have been allocated to the Eligible Projects.

Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other documents incorporated by reference herein and therein.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of September 30, 2017, on an actual basis and on an as adjusted basis to give effect to the issuance of the Notes offered hereby and the use of proceeds as described under the heading “Use of Proceeds,” as if each had occurred on September 30, 2017. You should read the data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes that we included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is incorporated by reference into this prospectus supplement. See “Incorporation by Reference.” Such data is presented for illustrative purposes only, does not purport to reflect what our actual financial position would have been had this offering (and the use of proceeds contemplated hereby) actually taken place on such date and is not necessarily indicative of our financial position as of the specified date or in the future.

	As of September 30, 2017
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$27	$27
Restricted cash (current and long-term)	7	7
Long-term debt (including current portion):
Avangrid:
Senior unsecured debt	467	467
Notes offered hereby	—	599
Subsidiary debt:
First mortgage bonds(1)	2,047	2,047
Unsecured pollution control notes – fixed	200	200
Unsecured pollution control notes – variable	62	62
Other various non-current debt	2,216	2,216
Obligations under capital leases	76	76
Unamortized debt issuance costs and discount	(34)	(39)

Total long-term debt (including current portion)	$5,034	$5,627
Total equity	15,217	15,217

Total capitalization	$20,251	$20,844

(1)	The first mortgage bonds issued by Networks’ regulated utilities pursuant to the First Mortgage Bond Indentures (as defined below) have pledged collateral of substantially all of each respective utility’s in service properties of approximately $6,148 million.

DESCRIPTION OF THE NOTES

The notes due 2024 (the “Notes”) constitute a series of senior debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces, the descriptions of the general terms and provisions contained in “Description of the Debt Securities” in the accompanying prospectus.

The Notes will be issued pursuant to an indenture, dated November 21, 2017, as supplemented by the first supplemental indenture thereto to be dated November 21, 2017 (as supplemented, the “indenture”), entered into with The Bank of New York Mellon, as trustee. We urge you to read the indenture because it, and not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the indenture from us without charge. See “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus. The trustee will initially be the securities registrar and paying agent and will act as such only at its offices in New York, New York. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

General

The Notes will mature on December 1, 2024, and will bear interest at 3.150% per annum from November 21, 2017, or from the most recent date on which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing June 1, 2018.

If any interest payment date, date of redemption or the maturity date of any of the Notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from that interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes do not contain any sinking fund provisions.

The Notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or any exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The Notes will be our direct unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.

Additional Notes

We may, without the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes offered hereby in all respects, including having the same CUSIP number of the Notes, so that the additional notes will be consolidated and form a single series with the Notes and will have the same terms and conditions as the Notes in all respects (except for the issue date, the issue price and, if applicable, the first interest payment date) (the “Additional Notes”); provided, that such Additional Notes will not bear the same CUSIP number as the Notes, unless such Additional Notes are issued in a “qualified reopening” for U.S. federal income tax purposes or such Additional Notes are part of the same issue as the Notes for U.S. federal income tax purposes.

Optional Redemption

At any time and from time to time prior to October 1, 2024 (the date that is two months prior to the maturity date of the Notes, the “Par Call Date”), we may, at our option, redeem all or any portion of the Notes, on not less than 10 nor more than 60 days’ prior notice mailed to the holders of the Notes to be redeemed, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but excluding, such redemption date.

At any time and from time to time on or after the Par Call Date, we may, at our option, redeem all or any portion of the Notes, on not less than 10 nor more than 60 days’ prior notice mailed to the holders of the Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but excluding, such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers selected by us, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means each of (i) BNP Paribas Securities Corp., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and a Primary Treasury Dealer (as defined below) selected by BBVA Securities Inc., or their respective affiliates or successors, each of which is a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”); and (ii) one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by us, except that if any of the foregoing ceases to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after any redemption date, interest will cease to accrue on the Notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If we are redeeming less than all the Notes, (i) if the Notes are held by a depositary, the applicable operational procedures of the depositary for selection of Notes for redemption will apply and (ii) if the Notes are not held by a depositary, the trustee under the indenture must select the Notes to be redeemed either pro rata, by lot or in such manner as the trustee deems appropriate and fair. The trustee will have no obligation to calculate the redemption price of any Notes to be redeemed.

Certain Covenants—Restrictions on Liens

The indenture governing the Notes contains certain covenants that, among other things, will prohibit us and our Significant Subsidiaries (as defined below) from creating, assuming, incurring or suffering to exist any lien upon or with respect to any Principal Properties (as defined below), whether now owned or hereafter acquired, without making effective provision whereby the Notes will be secured by that lien equally and ratably with or prior to any and all indebtedness and other obligations to be secured thereby, except that this covenant will not prohibit:

•	liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books or the books of the applicable Significant Subsidiary, in conformity with GAAP;

•	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

•	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

•	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or the business of any of our Significant Subsidiaries;

•	liens in respect of our property or the property of any of our subsidiaries existing on the date of the indenture;

•	liens in respect of property acquired or constructed by us or any of our subsidiaries after the date of the indenture, which are created at the time of or within 120 days after acquisition or completion of construction of that property to secure indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of that property, provided that in that case (a) none of those liens extend to or cover any other property of ours or any of our subsidiaries, as the case may be, and (b) the aggregate principal amount of indebtedness secured by all of those liens in respect of that property does not exceed the cost of that property and any improvements then being financed;

•	liens securing indebtedness owed by our subsidiary to us or any of our subsidiaries;

•	extensions, renewals or replacements of any liens permitted hereunder (including successive extensions, renewals and replacements); provided that with respect to indebtedness in excess of $250,000,000, the principal amount of indebtedness (or the maximum commitment therefor) secured by that lien is not increased and that lien does not extend to or cover any property other than the property covered by that lien on the date of that extension, renewal or replacement;

•	any interest or title of a lessor under any lease entered into in the ordinary course of business and covering only the assets so leased;

•	liens existing upon any property acquired by us or any of our subsidiaries in the ordinary course of business; provided that:

○	such lien is not created in contemplation of or in connection with such acquisition;

○	such lien shall not apply to any other property or assets; and

○	such lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

•	liens arising in connection with sales or transfers of, or financings secured by, accounts receivable or related contracts;

•	liens created by or resulting from litigation or legal proceedings that are being contested in good faith by appropriate proceedings and do not involve amounts that in the aggregate would exceed $50,000,000;

•	liens incidental to the normal conduct of our business or the business of any of our subsidiaries or the ownership of our property that are not incurred in connection with the incurrence of indebtedness and that do not in the aggregate materially impair the use of such property in the operation of our business and the business of our subsidiaries taken as a whole or the value of such property for the purposes of such business;

•	liens in respect of our property or the property of any of our subsidiaries in connection with (a) the First Mortgage Bond Indentures (as defined below) or (b) customary mortgage bonds issued by us or our subsidiaries; and

•	liens which would otherwise not be permitted above, securing additional indebtedness of us or any of our subsidiaries, provided that the aggregate amount of all such secured indebtedness does not exceed 10% of our Total Assets.

“First Mortgage Bond Indentures” means (i) the Indenture of Mortgage, dated as of May 1, 2009, from Central Maine Power Company to The Bank of New York Mellon Trust Company, N.A., as trustee (as supplemented and amended), (ii) the Indenture, dated as of September 1, 1918, from Rochester Gas and Electric Corporation to Bankers Trust Company (as supplemented and amended), (iii) the Indenture between The Southern Connecticut Gas Company (formerly, The Bridgeport Gas Light Company) and The Bridgeport City Trust Company, as trustee, dated as of March 1, 1948 (as supplemented and amended) and (iv) the First Mortgage Indenture and Deed of Trust, dated as of July 1, 1954, from The Berkshire Gas Company (formerly, Pittsfield Coal Gas Company) to Chemical Bank & Trust Company, as trustee.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) owned by us or any Significant Subsidiary and used primarily for generation, transmission, distribution, design, development or construction, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Total Assets, other than any such facility (or portion thereof) that we reasonably determine is not material to our business and the business of our subsidiaries, taken as a whole.

“Significant Subsidiary” means a significant subsidiary as defined by Rule 1-02 of Regulation S-X.

“Total Assets” means, as of any date of determination, the total consolidated assets of us and our subsidiaries, determined in accordance with GAAP, as shown on our most recent internally available balance sheet, after giving pro forma effect to any acquisition or disposal of any property or assets consummated after the date of the applicable balance sheet and on or prior to the date of determination.

Defeasance

The Notes are subject to our ability to choose “legal defeasance” and “covenant defeasance” as described under “Description of the Debt Securities — Defeasance” in the accompanying prospectus.

Book-Entry System

The Notes will be initially issued in global form, and definitive certificated Notes will not be issued except in the limited circumstances described under “Description of the Debt Securities — Book-Entry; Delivery and Form” in the accompanying prospectus. One or more fully registered global certificates representing the Notes (the “global securities”) will be issued for the Notes, in the aggregate principal amount thereof, and will be deposited with or on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of Cede & Co., as DTC’s nominee. The provisions relating to global securities, including those set forth under “Description of the Debt Securities — Book-Entry; Delivery and Form” in the accompanying prospectus, will apply to the Notes.

Investors may hold interests in the global securities through DTC in the United States: if they are participants in DTC, or indirectly through organizations that are participants in DTC. Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. currently acts as U.S. depositary for Clearstream and JP Morgan Chase Bank, N.A. currently acts as U.S. depositary for Euroclear (in those capacities, the “U.S. depositaries”).

DTC

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). DTC holds securities that its participants (“DTC participants”) deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

Clearstream

Clearstream advises that it is incorporated under Luxembourg law as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear transactions through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear transactions through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “terms and conditions”). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Book-Entry System Procedures

Purchases of Notes under DTC’s system must be made by or through direct DTC participants, which will receive a credit for those Notes on DTC’s records. The ownership interest of the actual purchasers of the Notes represented by a global security, who are the beneficial owners of the Notes, is in turn to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in any global security representing Notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners.

The deposit of global securities with or on behalf of DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the Notes. DTC’s records reflect only the identity of the direct DTC participants to whose accounts Notes are credited, which may or may not be the beneficial owners. DTC participants are responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global security.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the interest of each DTC participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to the global securities representing the Notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct DTC participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the global securities representing the Notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of those DTC participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee, disbursement of those payments to direct DTC participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect DTC participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Notes by DTC or the direct or indirect DTC participants or for maintaining or reviewing any records of DTC or the direct or indirect DTC participants relating to ownership interests in the Notes or the disbursement of payments in respect of the Notes.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable and neither we nor the underwriters take any responsibility for its accuracy. This information is subject to any changes to the arrangements between or among us, DTC, Clearstream and Euroclear and any changes to procedures that may be instituted unilaterally by DTC, Clearstream or Euroclear. Neither we nor the underwriters will have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants under the rules and procedures governing them.

Global Clearance and Settlement Procedures

The underwriters will make settlement for the Notes in immediately available or same-day funds. So long as the Notes are represented by the global securities, we will make all payments of principal and interest in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in the Notes settled during that processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes by holders who purchase Notes at their original issuance in this offering at their “issue price” (i.e., the first price at which a substantial amount of Notes is sold to investors, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement trustees, or wholesalers) and who hold the Notes as capital assets (generally, property held for investment). This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships considering an investment in Notes should consult their own tax advisors.

The tax treatment of holders of the Notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt entities, financial institutions, partnerships or other pass-through entities (or investors therein), expatriates, taxpayers subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar, banks, dealers in securities or currencies, traders in securities and persons holding the Notes as part of a “straddle,” “hedge” or “conversion transaction,” may be subject to special rules not discussed below. This discussion does not address any foreign, state or local taxes or any U.S. federal taxes other than U.S. federal income taxes (such as estate or gift taxes or the Medicare tax on certain investment income). No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained. We urge you to consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of acquiring, holding and disposing of Notes, any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

Certain Contingent Payments

We may be obligated to pay amounts in excess of the stated interest or principal on the Notes as described under “Description of the Notes—Optional Redemption.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument, as of the date of issuance, to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote and/or incidental, and therefore we do not intend to treat the Notes as contingent payment debt instruments. Assuming such position is respected, you would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with your method of accounting for U.S. federal income tax purposes. Our position that such contingencies are remote and/or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the Internal Revenue Service (“IRS”), and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the Notes, and to treat as ordinary interest income any gain realized on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the Notes.

Stated Interest

Stated interest on a Note will be includible in the gross income of a U.S. holder as ordinary interest income in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Taxable Exchange, Redemption, Retirement, or Other Taxable Disposition of the Notes

Upon a sale, taxable exchange, redemption, retirement, or other taxable disposition of a Note, you generally will recognize gain or loss, if any, equal to the difference between the amount received upon the sale, taxable exchange, redemption, retirement, or other taxable disposition (other than an amount attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in the Note at that time. Your adjusted tax basis in your Notes generally will equal the amount you paid for the Notes.

Any gain or loss realized on the sale, taxable exchange, redemption, retirement, or other taxable disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, taxable exchange, redemption, retirement, or other taxable disposition, the Note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, information reporting will apply to certain payments of interest on the Notes and to the proceeds from the sale or other disposition (including a redemption or retirement) of a Note paid to you unless you are an exempt recipient. Additionally, backup withholding will apply to such payments or proceeds if you fail to provide a correct taxpayer identification number or certification of exempt status, if you become subject to backup withholding because you previously failed to report full dividend and interest income or if you otherwise fail to comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide certain information to the IRS. You should consult your personal tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the Notes.

Payments of Interest

Subject to the discussions below under the headings “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” interest that we pay to you that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required on that payment if you:

•	are not a “10-percent shareholder” (within the meaning of sections 881(c)(3)(B) and 871(h)(3)(B) of the Code) of Avangrid;

•	are not a controlled foreign corporation related to us;

•	are not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of section 881(c)(3)(A) of the Code; and

•	certify to us, our paying agent, or the person who would otherwise be required to withhold U.S. federal income tax, generally on IRS Form W-8BEN or W-8BEN-E or applicable substitute form, under penalties of perjury, that you are not a U.S. person for U.S. federal income tax purposes and provide your name and address.

Interest that does not satisfy the foregoing exception will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless:

•	such tax is eliminated or reduced under an applicable United States income tax treaty and the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E establishing such reduction or exemption from withholding tax on interest; or

•	such interest is effectively connected with a U.S. trade or business of the non-U.S. holder and the non-U.S. holder provides a properly executed IRS Form W-8ECI or W-8BEN or W-8BEN-E claiming an exemption from withholding tax on such interest.

A non-U.S. holder whose interest income is effectively connected with a U.S. trade or business (and in the case of an applicable treaty, is attributable to a permanent establishment or fixed base maintained in the United States) of the non-U.S. holder will be subject to regular U.S. federal income tax on such interest in generally the same manner as if it were a U.S. holder. A corporate non-U.S. holder may also be subject to an additional U.S. branch profits tax at a rate of 30% on its effectively connected earnings and profits attributable to such interest, subject to adjustments (unless reduced or eliminated by an applicable income tax treaty).

Sale, Taxable Exchange, Redemption, Retirement, or Other Taxable Disposition of the Notes

Subject to the discussions below under the headings “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” you generally will not be subject to U.S. federal income tax with respect to any gain recognized on a sale, taxable exchange, redemption, retirement, or other taxable disposition of a Note unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base maintained in the United States), in which event such gain will be subject to tax generally in the same manner as described above with respect to effectively connected interest; or

•	you are an individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, in which event the gain (net of certain U.S. source capital loss) will be subject to a 30% U.S. federal income tax.

Information Reporting and Backup Withholding

Payments of interest on the Notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and you. Backup withholding generally will not apply to payments of interest on the Notes if you properly certify that you are not a U.S. person for U.S. federal income tax purposes under penalties of perjury or otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

The payments of the proceeds of the disposition (including a redemption or retirement) of Notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of Notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

You should consult your own tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information to the IRS.

FATCA Withholding

Pursuant to sections 1471 to 1474 of the Code and the Treasury Regulations promulgated thereunder (the provisions commonly known as FATCA), interest paid and the gross proceeds of sale or other disposition of (including principal payments on) Notes after December 31, 2018, to a foreign financial institution (whether such foreign financial institution is a beneficial owner or an intermediary) may be subject to U.S. federal withholding tax at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also generally will impose a similar U.S. federal withholding tax of 30% on payments to a non-financial foreign entity (whether such non-financial foreign entity is a beneficial owner or an intermediary) unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed applicable IRS Form W-8BEN-E. Under certain circumstances, a U.S. holder or non-U.S. holder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the Notes. You should consult your tax advisors concerning the tax consequences of your particular situation.

UNDERWRITING

BBVA Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Drexel Hamilton LLC and The Williams Capital Group, L.P., are acting as joint book-running managers of the offering. BBVA Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives (the “representatives”) of the underwriters named below. Under the terms and subject to the conditions set forth in the underwriting agreement dated the date hereof, the underwriters named below have, severally and not jointly, agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their names below:

Underwriter	Principal Amount of Notes
BBVA Securities Inc.	$120,000,000
BNP Paribas Securities Corp.	120,000,000
Citigroup Global Markets Inc.	120,000,000
Wells Fargo Securities, LLC	120,000,000
Deutsche Bank Securities Inc.	60,000,000
Drexel Hamilton LLC	30,000,000
The Williams Capital Group, L.P.	30,000,000

Total	$600,000,000

The underwriting agreement for this offering provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to certain conditions precedent. The underwriters are obligated to purchase all of the Notes offered by this prospectus supplement if they purchase any of the Notes.

The underwriters are offering the Notes subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement and may be offered to certain dealers at this price less a concession not in excess of 0.375% of the principal amount of the Notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of 0.225% of the principal amount of the Notes to certain other dealers. If all the Notes are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Avangrid
Per Note	0.625%

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering,

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, other than the underwriting discount, will be approximately $0.9 million and will be payable by us.

We have agreed to indemnify the several underwriters and certain controlling persons against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. We have been advised by the underwriters that the underwriters currently intend to make a market in Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the Notes.

Settlement

We expect that delivery of the Notes will be made to investors on or about November 21, 2017 which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to November 21, 2017 will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other of the underwriters or other affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto, including by Directive 2010/73/EU) as implemented in member states of the European Economic Area (the “EEA”) (the “Prospectus Directive”). Neither we nor the underwriters have authorized, nor does it or they authorize, the making of any offer of the Notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the Notes contemplated in this prospectus supplement and the accompanying prospectus.

In relation to each Member State of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with the effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Notes which are the subject of the offerings contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of Notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the Notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offers described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and the Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA or any person pursuant to an offer referred to in Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a “relevant person,” which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

○	to an institutional investor, a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

○	where no consideration is or will be given for the transfer; or

○	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by White & Case LLP. Certain legal matters with respect to this offering will be passed upon for the underwriters by Hunton & Williams LLP, New York, New York.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that we did not maintain effective internal control over financial reporting as of December 31, 2016, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference which, as to the consolidated balance sheet as of December 31, 2015, is based in part on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated balance sheet of UIL Holdings Corporation as of December 31, 2015 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.avangrid.com. Information contained on our website is not incorporated into this prospectus and is not part of this prospectus.

You may also obtain any of the filings incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the General Counsel and Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477, telephone number (207) 629-1200.

INCORPORATION BY REFERENCE

The SEC allows incorporation by reference of information we file with it, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The documents listed below are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2016 provided in our Definitive Proxy Statement filed on April 28, 2017;

•	our Current Reports on Form 8-K filed on February 21, 2017, February 23, 2017, March 15, 2017, March 21, 2017, April 25, 2017, May 24, 2017, June 23, 2017, July 19, 2017 and October 19, 2017; and

•	all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement.

Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of any securities by means of this prospectus supplement and an accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”

PROSPECTUS

AVANGRID, INC.

Common Stock

Debt Securities

Warrants

Purchase Contracts

Units

An indeterminate amount of securities described herein may be offered and sold from time to time in one or more offerings. This prospectus provides you with a general description of those securities. The specific terms of securities being offered and sold will be provided in supplements to this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “AGR.”

Investing in the securities offered hereby involves risks. See “Risk Factors” on page 4 of this prospectus and those contained or incorporated by reference herein or in any prospectus supplement or any free writing prospectus from time to time before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2017.

ABOUT THIS PROSPECTUS

In this prospectus, references to “Avangrid,” “the Company,” “we,” “our,” and “us” refer to Avangrid, Inc. and its consolidated subsidiaries, unless the context clearly indicates otherwise.

This prospectus is part of an automatically effective registration statement filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be offered and sold from time to time in one or more offerings with prices and other terms to be determined. This prospectus provides you with a general description of the securities that we may offer. Each time securities are offered pursuant to this prospectus, you will be provided with this prospectus and a prospectus supplement containing specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update, or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus, any applicable prospectus supplement and any related pricing supplement and free writing prospectus, together with the additional information incorporated by reference into this prospectus as described under the heading “Incorporation by Reference” before investing in the securities.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of the offerors of any securities or to which the offerors of any securities have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C.

20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.avangrid.com. Information contained on our website is not incorporated into this prospectus and is not part of this prospectus.

You may also obtain any of the filings incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the General Counsel and Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477, telephone number (207) 629-1200.

INCORPORATION BY REFERENCE

The SEC allows incorporation by reference of information we file with it, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The documents listed below are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2016 provided in our Definitive Proxy Statement filed on April 28, 2017;

•	our Current Reports on Form 8-K filed on February 21, 2017, February 23, 2017, March 15, 2017, March 21, 2017, April 25, 2017, May 24, 2017, June 23, 2017, July 19, 2017, and October 19, 2017;

•	the description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-37660) filed with the SEC on December 15, 2015; and

•	all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement.

Any reports filed by us with the SEC on or after the date of this prospectus and before the date that the offering of any securities by means of this prospectus and an accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “future,” “would,” “could,” “predicts,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition of the business and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation:

•	the future financial performance, anticipated liquidity and capital expenditures of the Company;

•	actions or inactions of local, state or federal regulatory agencies;

•	success in retaining or recruiting, our officers, key employees or directors;

•	changes in levels or timing of capital expenditures;

•	adverse developments in general market, business, economic, labor, regulatory and political conditions;

•	fluctuations in weather patterns;

•	technological developments;

•	the impact of any cyber-breaches, grid disturbances, acts of war or terrorism or natural disasters;

•	the impact of any change to applicable laws and regulations affecting operations, including those relating to environmental and climate change, taxes, price controls, regulatory approvals and permitting; and

•	other presently unknown or unforeseen factors.

Additional risks and uncertainties are set forth under the “Risk Factors” section of this prospectus. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE COMPANY

Avangrid is a New York corporation headquartered in Orange, Connecticut. We are a diversified energy and utility company with approximately $32 billion in assets and operations in 27 states. We operate regulated utilities and electricity generation through two primary lines of business: Avangrid Networks, Inc., or Networks, and Avangrid Renewables, LLC, or Renewables. Networks is comprised of eight electric and natural gas utilities, serving approximately 3.2 million customers in New York and New England. Renewables operates 6.6 gigawatts of electricity capacity, primarily through wind power, with presence in 22 states across the United States. We employ approximately 6,800 people. Avangrid was formed by a merger between Iberdrola USA, Inc. and UIL Holdings Corporation in 2015. Iberdrola S.A., a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, a worldwide leader in the energy industry, is our controlling shareholder and directly owns 81.5% of our outstanding shares of common stock.

Avangrid’s principal executive offices are located at 180 Marsh Hill Road, Orange, Connecticut 06477, and its telephone number is (207) 629-1200.

RISK FACTORS

An investment in securities offered hereby involves risks. You should carefully consider the risk factors contained in Item 1A of Avangrid’s most recent Annual Report on Form 10-K and other subsequent filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, each of which is incorporated by reference herein, and those risk factors that may be included or incorporated by reference under the caption “Risk Factors” in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement or any free writing prospectus, before making an investment decision. These risks could materially affect our business, results of operations or financial condition and cause the value of the securities offered hereby to decline. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

USE OF PROCEEDS

The use of proceeds from a sale of securities offered hereby will be described in the prospectus supplement related to the sale of those securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for the periods indicated, our ratio of earnings to fixed charges.

	Years Ended December 31,					Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017	2016
Ratio of earnings to fixed charges(1)(2)	4.15	1.97	3.51	0.84	1.12	3.53	4.04

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” represent income (loss) before income tax from continuing operations, excluding earnings (losses) from equity method investments and capitalized interest, plus fixed charges. “Fixed charges” consist of interest expense, net of capitalization, capitalized interest and the portion of rents representative of an appropriate interest factor.
(2)	Income (loss) before income tax from continuing operations for the years ended December 31, 2013 and 2012 includes impairment charges of $620 million and $463 million, respectively, which had a significant effect on the ratio of earnings to fixed charges calculated for both periods. For the year ended December 31, 2013, the amount of insufficient coverage of the ratio of earnings to fixed charges was $44 million.

DESCRIPTION OF COMMON STOCK

Unless otherwise indicated in a prospectus supplement, this section describes the terms of Avangrid’s shares of common stock. The description of common stock set forth below is not complete and is qualified by reference to Avangrid’s restated certificate of incorporation and amended and restated bylaws. Copies of Avangrid’s restated certificate of incorporation and amended and restated bylaws are available from us upon request and have also been filed with the SEC. See “Where You Can Find More Information.”

Authorized Capital Stock

Avangrid’s restated certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock, par value $0.01. As of September 30, 2017, 309,491,082 shares of common stock were issued and outstanding. Avangrid’s common stock is listed on the New York Stock Exchange under the symbol “AGR.”

Common Stock

Under Avangrid’s restated certificate of incorporation and amended and restated bylaws, Avangrid’s shareholders of record are entitled to one vote for each share of common stock held on all matters to be voted on by shareholders. Avangrid has one class of directors that will be elected for a term expiring at the next annual meeting of shareholders following his or her election by a majority of the votes cast in person or by proxy by the holders of shares entitled to vote therein.

Dividends

Avangrid’s quarterly cash dividends declared in 2016 and for the first nine months ended September 30, 2017 were at a rate of $0.432 per share. Avangrid expects to continue paying quarterly cash dividends, although there is no assurance as to the amount of future dividends, which will depend on our future earnings, capital requirements, financial condition, legal restrictions and other factors deemed relevant by our board of directors. Dividends may be paid in cash, property, or shares of our capital stock and are expected to be non-cumulative.

Special Meeting of Shareholders

Avangrid’s amended and restated bylaws provide that special meetings of its shareholders may be called only by its chief executive officer or by its chairman. Special meetings must be called by Avangrid’s chief executive officer or chairman at the request in writing of a majority of its board of directors or shareholders owning a majority of its issued and outstanding capital stock entitled to vote.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Avangrid’s restated certificate of incorporation and amended and restated bylaws do not contain specific provisions regarding advance notice procedures with respect to shareholder proposals and shareholder nominations of candidates for election as directors.

Authorized but Unissued Shares

Avangrid’s authorized but unissued common stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock could render it more difficult or discourage an attempt to obtain control of Avangrid by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection

Avangrid’s amended and restated bylaws designate the state courts of the State of New York located in New York County as the exclusive forum for certain types of actions and proceedings that may be initiated by its shareholders, which would limit its shareholders’ ability to choose the judicial forum for disputes with Avangrid or its directors, officers, or other employees. Any person or entity purchasing or otherwise acquiring any interest in shares of common stock of Avangrid is deemed to have received notice of and consented to such forum. Although Avangrid believes this choice of forum provision provides benefits by providing increased consistency in the application of New York law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Avangrid and its directors, officers, and other employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the choice of forum provisions contained in the certificate of incorporation to be inapplicable or unenforceable in such action.

Conversion or Preemptive Rights

Under Avangrid’s restated certificate of incorporation, Avangrid’s shareholders will have no conversion or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock. Avangrid’s shareholders will not have preemptive rights, other than the preemptive rights of Iberdrola, S.A. pursuant to the shareholder agreement dated December 16, 2015, between Avangrid and Iberdrola, S.A. A description of the shareholder agreement is included in our Definitive Proxy Statement filed with the SEC on April  28, 2017 and is incorporated by reference herein.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities that may be issued from time to time under this prospectus. The particular terms relating to each will be set forth in a prospectus supplement.

The debt securities will be issued under one or more indentures and/or supplemental indentures entered into between Avangrid and a trustee. The following summary of selected provisions of the indenture, the terms of the debt securities, is not complete. You should review the form of indenture, which is filed with the registration statement of which this prospectus is a part, any applicable supplemental indenture and any applicable prospectus supplement. The following summary is qualified in its entirety by reference to the form of indenture.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more series pursuant to a supplemental indenture.

Terms

The indenture provides for the issuance of debt securities in one or more series. The prospectus supplement applicable to each series of debt securities will specify, among other things, some or all of the following:

•	the title of such debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which the principal of such debt securities is payable, including the maturity date, or the method or means by which those dates will be determined, and Avangrid’s right, if any, to extend those dates and the duration of any such extension;

•	the rate or rates at which such debt securities shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, the regular record date for the interest payable on any interest payment date, and Avangrid’s right, if any, to extend the interest payment periods and the duration of any such extension;

•	the place or places where the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable, the methods by which registration or transfer of debt securities and exchanges of debt securities may be effected, and by which notices and demands to or upon Avangrid in respect of such debt securities may be made, given, furnished, filed or served;

•	the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions on which the debt securities may be redeemed, in whole or in part, at Avangrid’s option;

•	the obligation, if any, to redeem, purchase or repay such debt securities pursuant to any sinking fund or analogous provisions or at the option of the holder and the terms and conditions upon which the debt securities will be so redeemed, purchased or repaid;

•	the denominations in which such debt securities shall be issuable;

•	the currency or currencies in which the principal, premium, if any, and interest on the debt securities will be payable if other than U.S. dollars and the method for determining the equivalent amount in U.S. dollars;

•	whether and under what circumstances the Company will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such debt securities rather than pay such additional amounts;

•	any events of default or covenants of Avangrid not provided in the indenture;

•	whether such debt securities shall be issued in whole or in part in the form of a global security and, if so, the name of the depositary for any global securities; and

•	any other terms of such debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, Avangrid may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Paying Agent and Registrar

Unless otherwise indicated in the applicable prospectus supplement, Avangrid will pay the principal of, premium, if any, and interest on the debt securities at any office of Avangrid or any agency designated by Avangrid. Avangrid reserves the right to pay interest to holders by check mailed directly to holders at their registered addresses.

Holders may exchange or transfer their debt securities at the designated location. No service charge will be made for any registration of transfer or exchange of debt securities. Avangrid, however, may require holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Certain Covenants

Unless the applicable prospectus supplement specifies otherwise, the debt securities will be subject to the restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of debt securities will be described in the applicable prospectus supplement. Under the indenture, Avangrid will agree to:

•	pay the principal, interest, and any premium on the debt securities when due; and

•	maintain a place of payment.

Merger and Consolidation

Unless otherwise indicated in the applicable prospectus supplement, Avangrid will not consolidate with, merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any person or permit any person to merge with or into Avangrid unless:

(1)	Avangrid shall be the continuing person, or the person (if other than Avangrid) formed by such consolidation or into which Avangrid is merged or to which properties and assets of Avangrid shall be sold, assigned, conveyed, transferred or leased shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall assume all of the obligations of Avangrid under the debt securities and under the indenture pursuant to documents in such form as are reasonably satisfactory to the trustee, provided that if the person is a partnership or limited liability company, then a corporation wholly-owned by such person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the debt securities pursuant to a supplemental indenture duly executed by the trustee; and

(2)	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

This section will not apply to:

(1)	a merger of Avangrid with an affiliate solely for the purpose of reincorporating Avangrid in another jurisdiction or forming a direct holding company of Avangrid; and

(2)	any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Avangrid and its subsidiaries, including by way of merger or consolidation.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of Avangrid in accordance with the indenture, the successor person formed by such consolidation or into which Avangrid is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Avangrid under the indenture with the same effect as if such successor person had been named as the issuer herein except in the case of a lease; provided, however, that the predecessor shall not be relieved from the obligation to pay the principal, premium, if any, or interest on the debt securities except in the case of a sale of all of the predecessor’s assets in a transaction that is subject to the first paragraph of this section.

Redemption and Repurchase

The debt securities of any series may be redeemable at the option of Avangrid, in whole or in part, or may be subject to mandatory redemption by Avangrid. In addition, the debt securities of any series may be subject to repurchase or repayment by Avangrid at the option of the holders. The applicable prospectus supplement will describe the terms, the time and the prices regarding any optional or mandatory redemption, or any repurchase or repayment at the option of the holders of any series of debt securities.

Defaults

Each of the following is an Event of Default with respect to debt securities of a series:

(1)	default in the payment of principal of any debt securities of such series when due and payable;

(2)	default in the payment of interest on any debt securities of such series when due and payable and such default continues for a period of 30 days;

(3)	default in the performance of any covenant of Avangrid in the indenture (other than a default specified in clause (1) or (2) above), and such default continues for a period of 90 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of all series affected thereby;

(4)	certain events of bankruptcy, insolvency or reorganization with respect to Avangrid; or

(5)	any other Event of Default established for the debt securities of such series.

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the outstanding debt securities of such series to be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind any such acceleration with respect to such debt securities and its consequences. If an Event of Default related to bankruptcy occurs and is continuing, then the principal amount of all the securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Amendments, Supplements and Waivers

Subject to certain exceptions, the indenture or the debt securities of a series may be amended with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of such series then outstanding. However, without the consent of each holder of an outstanding debt securities affected, no amendment or supplement may, among other things:

(1)	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder’s security;

(2)	reduce the principal amount of, or premium, if any, or interest on, such holder’s security; or

(3)	reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is necessary to modify or amend the indenture or waive compliance with certain provisions of the indenture or waive certain defaults with respect to such series.

Without the consent of any holder, Avangrid and the trustee may amend or supplement the indenture, any debt security to:

(1)	cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(3)	provide for the assumption by a successor corporation of the obligations of Avangrid under the indenture;

(4)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(5)	to evidence and provide for the acceptance of appointment with respect to the securities of any or all series by a successor trustee and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

(6)	conform the text of the indenture or the debt securities to any provision of the description of such debt securities set forth in this prospectus or in any prospectus supplement;

(7)	to establish the form or forms or terms of debt securities of any series as permitted by the indenture;

(8)	make any change that would provide any additional rights or benefits to the holders of such debt securities or that does not materially adversely affect the rights under the indenture of any such holder; and

(9)	provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Avangrid may require a holder to pay any taxes required by law or permitted by the indenture. Avangrid will not be required to transfer or exchange any debt security selected for redemption or to transfer or exchange any debt securities for a specified period prior to the mailing of a notice of redemption of debt securities. The debt security will be issued in registered form and the holder will be treated as the owner of such debt security for all purposes.

Defeasance

Avangrid may at any time terminate all of its obligations under the debt securities and the indenture, or legal defeasance, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain rights of holders to receive payments of principal and interest upon the original stated due dates (but not upon acceleration). In addition, Avangrid may at any time, subject to certain conditions, terminate its obligations under specified covenants.

Avangrid may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Avangrid exercises its legal defeasance option, payment of the debt securities may not be accelerated because of an Event of Default with respect thereto. If Avangrid exercises its covenant defeasance option, payment may not be accelerated because of certain specified Events of Default.

In order to exercise either defeasance option, Avangrid must irrevocably deposit in trust, or the defeasance trust, with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on, the debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders thereof will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery and Form

The debt securities initially may be represented by one or more debt securities in registered, global form without interest coupons. So long as the Depository Trust Company, or DTC, or its nominee is the registered owner of the certificates representing the debt securities, DTC or its nominee, as the case may be, will be the sole holder of the debt securities represented thereby for all purposes under the indenture. Unless otherwise provided, the beneficial owners of the debt securities will not be entitled to receive physical delivery of certificated debt securities and will not be considered the holders thereof for any purpose under the indenture, and the certificates representing the debt securities shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in the debt securities must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchases of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interest in the certificates representing the debt securities.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that Avangrid may offer and sell under this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

Avangrid may issue warrants to purchase debt securities or common stock warrants. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between Avangrid and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants being offered. The warrant agent will act solely as Avangrid’s agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

Avangrid may issue warrants for the purchase of its debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	antidilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Common Stock Warrants

Avangrid may issue warrants for the purchase of its shares of common stock. As explained below, each common stock warrant will entitle its holder to purchase shares of common stock at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Common stock warrants may be issued separately or together with common stock.

The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the common stock warrants;

•	the initial offering price;

•	the aggregate number of common stock warrants and the aggregate number of shares of common stock purchasable upon exercise of the common stock warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date, if any, on and after which the common stock warrants and the related shares of common stock will be separately transferable;

•	if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

•	the date on which the right to exercise the common stock warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the common stock warrants;

•	antidilution provisions of the common stock warrants, if any;

•	redemption or call provisions, if any, applicable to the common stock warrants; and

•	any additional terms of the common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the common stock warrants.

Holders of common stock warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the common stock purchasable upon exercise of the common stock warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Avangrid may issue purchase contracts for the purchase or sale of:

•	debt or common stock issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate Avangrid to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Avangrid may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Avangrid to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Avangrid’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of common stock or any combination of such securities.

PLAN OF DISTRIBUTION

The securities offered hereby from time to time may be sold (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. The specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation will be identified in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by White & Case LLP, New York, New York, as to New York law. If legal matters in connection with any offering in respect of which this prospectus is being delivered are passed upon by other counsel for the Company or the underwriters of such offering, that counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Avangrid appearing in Avangrid’s Annual Report on Form 10-K for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of Avangrid’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Avangrid did not maintain effective internal control over financial reporting as of December 31, 2016, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference which, as to the consolidated balance sheet as of December 31, 2015, is based in part on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated balance sheet of UIL Holdings Corporation as of December 31, 2015 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Avangrid for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$600,000,000

Avangrid, Inc.

3.150% Notes due 2024

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BBVA

BNP PARIBAS

Citigroup

Wells Fargo Securities

Deutsche Bank Securities

Drexel Hamilton

The Williams Capital Group, L.P.